Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2021, with respect to the consolidated financial statements included in the Annual Report of DZS Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of DZS Inc. on Forms S-8 (File Nos. 333-254218, 333-246295, 333-230236, 333-228276, 333-221568, 333-202580, 333-194334, 333-180148, 333-172876, 333-165510, 333-158009, 333-155321, 333-149598, 333-141153, 333-132336, and 333-123369) and on Forms S-3 (File Nos. 333-230476 and 333-262634).

/s/ GRANT THORNTON LLP

Dallas, Texas

March 9, 2022